Exhibit 10.38
                                 -------------


                                ROYALTY AGREEMENT

         This ROYALTY AGREEMENT ("Agreement") is entered into as of this 1st day of March, 2002, by and between Category 5 Technologies, Inc., a Nevada corporation (the "Company") and the individuals set forth on the signature page hereto ("Sellers").

         WHEREAS, the Company owns software that enables the automated design and creation of Web sites utilizing Macromedia's Flash technology ("FlashAlly"). Further, the Company has the rights to market said technology exclusively in the network marketing, multi-level marketing, direct selling, seminar, telemarketing, and infomercial arenas; and

         WHEREAS, C5 has agreed to purchase from Sellers, and Sellers have agreed to sell to C5, all right, title and interest in Flash Ally, pursuant to that certain LLC Membership Exchange Agreement of even date herewith (the "Purchase Agreement"); and

         WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that C5 the Sellers enter into this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

         1. Royalty. C5 hereby agrees to pay to Sellers a cash royalty from the proceeds of the sale or license of FlashAlly software in existence as of the date hereof ("FlashAlly"), in the following amounts and on the following terms:

              (a) 75% of the net income generated from the sale or license of FlashAlly to or through any of the entities set forth on Schedule I attached hereto (the "Existing Leads"), for a period of not fewer than 12 months from the Closing.

              (b) If, at any time after 12 months, the 15-day average closing price for Category 5 Common Stock equals or exceeds $5.00 per share, then the royalty shall decrease to 50% of the net income generated from sales of FlashAlly to or through the Existing Leads.

              (c) If, at any time after 12 months, the 15 day average closing price for Category 5 Common Stock equals or exceeds $10.00 per share, then the royalty shall decrease to 25% of the net income generated from sales of FlashAlly to or through the Existing Leads.

              (d) If, at any time after 12 months, the 15-day average closing price for Category 5 Common Stock equals or exceeds $15.00 per share, then the royalty shall terminate.


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              (e) Commencing at Closing, and continuing until the earlier of one year (12 months) from Closing or until the 15-day average closing price for Category 5 Common Stock equals or exceeds $10.00 per share, Category 5 shall pay to the shareholders of Flash a royalty of $15 per person per year for sales of FlashAlly through Category 5 or affiliate seminars.

         2. Definitions. The term "net income" as used in this agreement shall mean the revenue received by C5 from sales and/or licensing of FlashAlly software, less the cost of goods sold, the selling, general and administrative costs involved with the sale, delivery and ongoing support of FlashAlly software, the tax payable on profits from such sales, and any other expenses associated with the sale, delivery and ongoing support of FlashAlly software.

         3. Payments. Payments under this Agreement shall be made to Sellers no later than thirty (30) days following receipt of 'funds by C5.

         4. Binding Effect. This Agreement shall be binding upon C5, Sellers, and their successors and assigns.

         5. Arbitration. Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held Salt Lake City, Utah, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction; provided, however, that the arbitrator shall not have the power to alter or amend this Agreement.

         6. Governing Law. This Agreement shall be construed in accordance with, and all actions arising under or in connection therewith shall be governed by, the internal laws of the State of Utah (without reference to conflict of law principles).

         7. Attorneys' Fees. Should either I or the Company, or any heir, personal representative, successor or permitted assign of either party, resort to legal proceedings to enforce this Agreement, the prevailing party (as defined in Utah statutory law) in such legal proceeding Mall be awarded, in addition to such other relief as may be granted, attorneys' fees and costs incurred in connection with such proceeding.

         8. Severability. If any term, provision, covenant or condition of this Agreement, or Me application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

         9. Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be


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sufficient if it is in writing,  and if and when it is hand delivered or sent by regular mail with postage prepaid, to the address set forth in the Purchase Agreement.

         10. Assignment. This Agreement may not be assigned without the Company's prior written consent.



         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

  CATEGORY 5 TECHNOLOGIES, INC.


  By:
     ---------------------

  Name:___________________

  Title:____________________


  SELLERS:


  -------------------------
  Name:



  -------------------------
  Name:




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                                   SCHEDULE I

                                 Existing Leads


    1. The Campbell Group (MLM)
    ---------------------------

    2. Ninnon Direct (Japan and Pacific Rim)
    ----------------------------------------

    3. The Mulligan Groun (Telesales)
    ---------------------------------




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